                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CLYDE COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                             CLYDE COMPANIES, INC.

                             252 WEST CENTER STREET
                                OREM, UTAH 84057

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 1999

                                 April 5, 1999

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Clyde Companies, Inc., a Utah corporation (the "Company"), to be held on Monday, May 3, 1999, at 10:00 a.m., local time (there will be a continental breakfast at 9:30 a.m. for those desiring to participate) at the Provo Marriott Hotel, 101 West 100 North, Provo, Utah for the following purposes:

          1. To elect eight directors.

          2. To ratify the selection of Grant Thornton LLP as independent auditors to audit the Consolidated Financial Statements of the Company and its subsidiaries for the year ended December 31, 1999.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

     Only holders of record of the Company's common stock, no par value, at the close of business on March 29, 1999 will be entitled to notice of and to vote at the Annual Meeting. Please sign, date and mail the enclosed proxy so that your shares may be represented at the Annual Meeting if you are unable to attend and vote in person.

                                          By order of the Board of Directors

                                          RICHARD C. CLYDE
                                          President

                             CLYDE COMPANIES, INC.

                             252 WEST CENTER STREET
                                OREM, UTAH 84057

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 1999

                                  INTRODUCTION

     This Proxy Statement is being furnished to the Shareholders (the "Shareholders") of Clyde Companies, Inc., a Utah corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 3, 1999 and at any adjournments thereof.

     At the Annual Meeting, Shareholders will be asked:

          (1) To elect eight directors.

          (2) To ratify the selection of Grant Thornton LLP as independent auditors to audit the Consolidated Financial Statements of the Company for the year ended December 31, 1999.

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

     The Board of Directors has fixed the close of business on March 29, 1999 as the record date for the determination of the holders of common stock, no par value (the "Common Shares") entitled to notice of and to vote at the Annual Meeting. Each such Shareholder will be entitled to one vote for each Common Share held on all matters to come before the Annual Meeting and may vote in person or by proxy authorized in writing. At the close of business on March 29, 1999, there were 6,554,317 Common Shares entitled to vote, including Common Shares that may be issued to holders that had not, as of such date, exchanged their certificates evidencing shares of the Company's subsidiaries, W.W. Clyde & Co. ("Clyde"), Geneva Rock Products, Inc. ("Geneva Rock"), Utah Service, Inc. ("Utah Service") and Beehive Insurance Agency, Inc. ("Beehive Insurance"), which were merged with and into the Company in June 1998. See "Consummation of Merger; Change of Control."

     This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Common Shares on or about April 5, 1999.

                                  THE MEETING

DATE, TIME AND PLACE

     The Annual Meeting will be held on May 3, 1999, at 10:00 a.m., local time, at the Provo Marriott Hotel, 101 West 100 North, Provo, Utah. There will be a continental breakfast at 9:30 a.m. for those desiring to participate.

MATTERS TO BE CONSIDERED

     At the Annual Meeting, Shareholders will be asked to consider and vote to elect eight directors and to ratify the selection of independent auditors. See "ELECTION OF DIRECTORS" and "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS". The Board of Directors knows of no matters that are to be brought before the Annual Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Shareholders as of the Record Date (i.e., the close of business on March 29, 1999) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 6,554,317 Common Shares outstanding and entitled to vote, including Common Shares that may be issued to holders that had not, as of the Record Date, exchanged their certificates evidencing shares of the Company's subsidiaries, Clyde, Geneva Rock, Utah Service and Beehive Insurance. See "Consummation of Merger; Change of Control." Each Common Share is entitled to one vote.

REQUIRED VOTES

     Election of Directors. Under Utah law, the affirmative vote of the holders of a plurality of the Common Shares voted at the Annual Meeting is required to elect each director, provided a quorum is present. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee, or shares present by proxy where the Shareholder properly withheld authority to vote for such nominee (including broker non-votes), will not be counted toward such nominee's achievement of a plurality. See "Certain Relationships and Related Transactions -- Voting Agreement."

     Ratification of Selection of Independent Auditors. The ratification of the selection of Grant Thornton LLP as independent auditors is being submitted to Shareholders because the Board of Directors believes that such action follows sound corporate practice and is in the best interests of the Shareholders. If the Shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the Common Shares voted at the Annual Meeting, the selection of independent auditors will be reconsidered by the Board. If the Shareholders ratify the selection, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such a change would be in the interests of the Company and its Shareholders. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of auditors, but do have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

VOTING AND REVOCATION OF PROXIES

     Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Shares represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee for director named herein and FOR ratification of selection of independent auditors.

     Any proxy signed and returned by a Shareholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth herein, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

PROXY SOLICITATION

     The Company will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from Shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Shares held of record by them, and such custodians will be reimbursed for their reasonable expenses.

INDEPENDENT AUDITORS

     The Company has been advised that representatives of Grant Thornton LLP, the Company's independent auditors for 1998, will attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors are to be elected to serve until the next Annual Meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the eight nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The following information is as of March 29, 1999.

     The names, ages and positions of the Company's directors are as follows:

                                                                     DIRECTOR
       NAME          AGE        POSITION(S) WITH THE COMPANY          SINCE
       ----          ---        ----------------------------         --------
Richard C. Clyde...  63     Director, President, Chief Executive       1997
                            Officer
Carol C.             71     Director, Secretary                        1961
  Salisbury........
Ila C. Cook........  78     Director                                   1972
William R. Clyde...  80     Director                                   1961
Louise C.            74     Director                                   1961
  Gammell..........
Paul B. Clyde......  57     Director                                   1988
H. Michael Clyde...  48     Director                                   1998
Tawna Clyde          42     Director                                   1998
  Smith............

     RICHARD C. CLYDE has served as the President of the Company since 1998, and he served as President and General Manager of Clyde from 1986 to 1998. He was Vice President and Treasurer of Clyde from 1982 to 1986, and Project Manager/Superintendent from 1976 to 1982. Mr. Clyde holds a B.S. degree from Brigham Young University. He serves on the National Board of Directors of the American Road and Transportation Builders Association and is Director of the Utah Highway Users Federation. Mr. Clyde has served on the Board of Directors of Clyde since 1970, on the Board of Directors of Geneva Rock since 1971 and on the Board of Directors of Beehive Insurance since 1987. Richard C. Clyde is the father of Jeffrey R. Clyde, Contracts Manager and a Director of Clyde; and a nephew of William R. Clyde, Ila C. Cook, Louise C. Gammell and Carol C. Salisbury.

     CAROL C. SALISBURY served as President of the Company from 1997 to 1998. Prior to becoming President of the Company, Ms. Salisbury was Secretary and Treasurer of the Company for twenty-two years. Mrs. Salisbury has served as the Secretary and Treasurer of Beehive Insurance since 1988, and as a director of Beehive Insurance since 1971. She holds a Bachelors degree in economics from the University of Utah. Carol C. Salisbury is a sister of William R. Clyde, Ila C. Cook and Louise C. Gammell; and an aunt of Richard C. Clyde, Paul B. Clyde and Wilford W. Clyde.

     ILA C. COOK served as Vice President of the Company from 1988 to 1998. She holds a Bachelors degree from the University of Utah and a Masters degree from New York University. Ila C. Cook is the wife of Vernon O. Cook, who is currently the Chairman of the Board of Utah Service; the mother of David O. Cook, President, Chief Executive Officer and a director of Utah Service; the sister of William R. Clyde, Louise C. Gammell and Carol C. Salisbury; and an aunt of Richard C. Clyde, Paul B. Clyde and Wilford W. Clyde.

     WILLIAM R. CLYDE served as Vice President of the Company from 1997 to 1998. Mr. Clyde retired from employment with Clyde in 1983 after working for over 45 years as a superintendent, project manager and equipment manager for Clyde. Mr. Clyde has served as the Secretary of Geneva Rock since 1969 and on the Boards of Directors of Utah Service and Geneva Rock since 1954. William R. Clyde is the father of Steven L. Clyde, Project Superintendent and a director of Clyde; the brother of Ila C. Cook, Louise C. Gammell and Carol C. Salisbury; and an uncle of Richard C. Clyde, Paul B. Clyde, Wilford W. Clyde, David O. Cook, A. Ray Gammell and B. Clyde Gammell.

     LOUISE C. GAMMELL holds a Bachelors degree from the University of Utah. Mrs. Gammell has served on the Board of Directors of Utah Service since 1968. Louise C. Gammell is the mother of A. Ray Gammell, a director of Geneva Rock, and of B. Clyde Gammell, Vice President and a Director of Beehive Insurance; the sister of William R. Clyde, Ila C. Cook and Carol C. Salisbury; and an aunt of Richard C. Clyde, Paul B. Clyde, Wilford W. Clyde, Steven L. Clyde and David O. Cook.

     PAUL B. CLYDE is President and General Manager of Clyde. He served as Vice President of Construction of Clyde from 1992 to 1998. Prior to that, he was Vice President of Marketing, Estimating and Safety of Clyde from 1986 to 1992; Vice President of Marketing and Estimating from 1983 to 1992; Chief Estimator from 1982 to 1983; and Project Manager/Superintendent from 1969 to 1982. Mr. Clyde holds a B.S. degree in construction engineering and management from Arizona State University. He is responsible for field construction, estimating and bidding of all projects performed by Clyde. Mr. Clyde has served on the Boards of Directors of Clyde and Geneva Rock since 1971 and on the Board of Directors of Utah Service since 1987. Paul B. Clyde is the brother of Wilford W. Clyde, Vice President and Chief Operating Officer of the Company, and a nephew of William R. Clyde, Ila C. Cook, Louise C. Gammell and Carol C. Salisbury.

     H. MICHAEL CLYDE has served as a director of the Company since 1998. Since 1984, Mr. Clyde has been a lawyer with the law firm of Brown & Bain, P.A. in Phoenix, Arizona, where he is a general litigator practicing primarily in the areas of securities, antitrust and professional liability. Neither Mr. Clyde nor Brown & Bain, P.A. has provided legal services to the Company or to any of its subsidiaries. Mr. Clyde received a J.D. degree from the University of Utah. H. Michael Clyde is son of Hal M. Clyde, a director of Utah Service and Beehive Insurance; and a nephew of Norman D. Clyde, a director of Utah Service, Clyde, Geneva Rock, and Beehive Insurance.

     TAWNA CLYDE SMITH has served as a director of the Company since 1998. Ms. Smith has not otherwise been involved in business during the last five years. Ms. Smith earned an R.N. degree from Brigham Young University. She worked as a secretary and bookkeeper for Geneva Rock from 1974 to 1976 and as an office manager at a medical clinic from 1982 to 1985. Tawna Clyde Smith is the daughter of Norman D Clyde, a director of Utah Service, Clyde, Geneva Rock, and Beehive Insurance; and a niece of Hal M. Clyde, a director of Utah Service and Beehive Insurance.

     The Board of Directors recommends a vote FOR the above named nominees.

VOTING AGREEMENT; BYLAWS

     For a description of certain restrictions with respect to the election of directors of the Company under the Voting Agreement and the Company's Bylaws, see "Certain Relationships and Related Transactions -- Voting
Agreement -- Bylaws of the Company."

MEETINGS AND COMMITTEES

     During 1998, the Board of Directors held five meetings. The Board of Directors has no committees. During 1998, all of the directors attended 75% or more of the meetings.

                               EXECUTIVE OFFICERS

     The names, ages and positions of the Company's executive officers are as follows:

          NAME            AGE           POSITION WITH THE COMPANY
          ----            ---           -------------------------
Richard C. Clyde........  63    President and Chief Executive Officer
Wilford W. Clyde........  46    Vice President and Chief Operating Officer
Paul B. Clyde...........  57    President of subsidiary, Clyde
Carol C. Salisbury......  71    Secretary
Don C. McGee............  45    Treasurer

     For a description of the business backgrounds of Richard C. Clyde, Paul B. Clyde and Carol C. Salisbury, see "Election of Directors" above. Certain information concerning Wilford W. Clyde and Don C. McGee is set forth below.

     WILFORD W. CLYDE has been Vice President and Chief Operating Officer of the Company since 1998. Also, he has been President and General Manager of Geneva Rock since 1988 Mr. Clyde also has served as a director of Clyde since 1994, as a director of Geneva Rock since 1978 and as a director of Beehive Insurance since 1988. Mr. Clyde graduated from Brigham Young University. Wilford W. Clyde is the brother of Paul B. Clyde, and a nephew of William R. Clyde, Ila C. Cook, Louise C. Gammell and Carol C. Salisbury.

     DON C. MCGEE has been the Treasurer of the Company since 1998. He continues to serve as Assistant Secretary and Treasurer of Geneva Rock, a position he has held since 1988.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

     Set forth below is certain information as of March 29, 1999 with respect to the beneficial ownership of Common Shares by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Shares (the Company's only class of voting securities), (ii) each director and nominee for director, (iii) executive officers and (iv) all directors and executive officers as a group.

               NAME AND ADDRESS                   AMOUNT AND NATURE OF      PERCENT
              OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)    OF CLASS
              -------------------                -----------------------    --------
Louise C. Gammell(2)...........................         2,650,464             40.4%
1100 East 400 South
Springville, UT 84663
Richard C. Clyde (3)...........................         2,516,894             38.4%
776 South 600 West
Orem, UT 84057
Carol C. Salisbury(4)..........................         2,561,426             38.3%
1423 Devonshire Drive
Salt Lake City, UT 84108
William R. Clyde(5)............................         2,502,983             38.2%
2000 Canyon Road
Springville, UT 84663
Paul B. Clyde(6)...............................         2,482,011             37.9%
3308 N. 350 E.
Provo, UT 84601
Ila C. Cook(7).................................         2,544,063             38.8%
2711 Sherwood Dr.
Salt Lake City, UT 84108
Wilford W. Clyde(8)............................           184,240              2.8%
1324 East 950 South
Springville, UT 84663
H. Michael Clyde...............................            22,946                *
4338 North 56th Street
Phoenix, Arizona 85018
Tawna Clyde Smith..............................            17,398                *
3223 Apache Lane
Provo, Utah 84604
Don C. McGee...................................                 0                *
1565 West 400 North
Orem, Utah 84057
Voting Committee(9)............................         2,303,920             35.1%
All directors and executive officers of the
Company as a group (9 people)(10)..............         3,907,307             59.6%

---------------
  *  Less than 1%

 (1) Applicable percentage of ownership is based on 6,554,317 shares of Common Stock of the Company. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to such shares.

 (2) Includes 2,303,920 shares controlled by the Voting Committee, which shares Ms. Gammell may be deemed to beneficially own as a result of her membership on the Voting Committee, 291,802 shares owned directly by Louise C. Gammell, 51,008 shares owned indirectly by Ms. Gammell as custodian for her son, John Scott Gammell, and 3,734 shares owned directly by Ms. Gammell's husband, Blake Gammell.

 (3) Includes 2,303,92 shares controlled by the Voting Committee, which shares Richard C. Clyde may be deemed to beneficially own as a result of his membership on the Voting Committee, 127,684 shares owned indirectly by Richard C. Clyde through the Richard C. Clyde Trust and 85,290 shares owned indirectly by Patricia T. Clyde through the Patricia T. Clyde Trust.

 (4) Includes 2,303,920 shares controlled by the Voting Committee, which shares Carol C. Salisbury may be deemed to beneficially own as a result of her membership on the Voting Committee, 199,506 shares owned directly by Carol
     C. Salisbury and 8,482 shares owned directly by her husband, David E. Salisbury.

 (5) Includes 2,303,920 shares controlled by the Voting Committee, which shares William R. Clyde may be deemed to beneficially own as a result of his membership on the Voting Committee, 10,523 shares owned indirectly by William R. Clyde through the William R. Clyde Family Trust and 182,540 shares owned indirectly by William R. Clyde through the Wells Fargo Bank Trust.

 (6) Includes 2,303,920 shares controlled by the Voting Committee, which shares Paul B. Clyde may be deemed to beneficially own as a result of his membership on the Voting Committee, 112,090 shares owned directly by Paul
     B. Clyde, and 66,001 shares jointly owned by Paul B. and Jeanette P. Clyde (husband and wife).

 (7) Includes 2,303,920 shares controlled by the Voting Committee, which shares Ila C. Cook may be deemed to beneficially own as a result of her membership on the Voting Committee, 9,784 shares owned indirectly by Ila C. Cook through the Ila C. Cook Family Trust, and 230,359 shares owned indirectly by Ila C. Cook through Invoc LLC, a family limited liability company.

 (8) Includes 120,639 shares owned directly by Wilford W. Clyde and 63,601 shares owned jointly by Wilford W. and Natalie Clyde (husband and wife).

 (9) Pursuant to the Voting Agreement among the Original CCI Shareholders, each Original CCI Shareholder has granted to the Voting Committee, comprised of William R. Clyde, Ila C. Cook, Louise C. Gammell, Carol C. Salisbury, Richard C. Clyde and Paul B. Clyde, the right to vote such shares on each matter to be voted upon by the shareholders of CCI. See Item 13 "Certain Relationships and Related Transactions -- Voting Agreement."

(10) In computing the aggregate number of shares owned by officers and directors as a group, the shares controlled by the Voting Committee, which shares certain of the officers and directors may be deemed to beneficially own, are counted only once.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth information for the three years ended December 31, 1998 concerning the cash and non-cash compensation paid or to be paid by the Company or its subsidiaries to each person who served as its chief executive officer, and to each of its executive officers and the executive officers of the Company's subsidiaries whose total annual salary and bonus exceeded $100,000 for services in all capacities.

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                  (A)                                                            (E)
               NAME AND                  (B)      (C)           (D)          OTHER ANNUAL
          PRINCIPAL POSITION             YEAR  SALARY ($)    BONUS ($)    COMPENSATION($)(4)
          ------------------             ----  ----------    ---------    ------------------
Richard C. Clyde(1)                      1998   $91,545       $80,000          $
  President, Chief Executive Officer     1997    73,835        38,000
  of the Company                         1996    69,880        65,000
Carol C. Salisbury(1)                    1998         0             0
  President, Chief Executive Officer     1997         0             0
  of the Company                         1996         0             0
Wilford W. Clyde(2)                      1998    94,660        78,000
  Vice President of the Company;         1997    78,140        88,000
  President of Geneva Rock               1996    78,710        80,000
Paul B. Clyde(3)                         1998    74,276        50,000
  President of Clyde                     1997    63,235        30,000
                                         1996    59,912        50,000

---------------
(1) Carol C. Salisbury served as President and Chief Executive Officer of the Company from 1997 until June 1998, when Richard C. Clyde became President and Chief Executive Officer. Prior to June 1998, Richard C. Clyde was President and General Manager of Clyde. Mrs. Salisbury did not receive any compensation for serving as President and Chief Executive Officer of the Company. During 1998, Mrs. Salisbury received directors' fees of $1500 and Mr. Clyde received directors' fees of $1500.

(2) Wilford W. Clyde became Vice President and Chief Operating Officer of the Company in June 1998. He continues to serve as President of Geneva Rock.

(3) Paul B. Clyde served as Vice President of Clyde until June 1998, when he became President of Clyde.

(4) Column (e) of the above table includes the value of certain benefits [i.e., prerequisites] (valued on the basis of the aggregate incremental value to the Company) provided by the Company to its executive officers, including personal use of a Company car, social club dues, and life and health insurance policies.

EMPLOYMENT AGREEMENT

     For a description of the Employment Agreement between the Company and Richard C. Clyde, see "Certain Relationships and Related
Transactions -- Employment Agreement."

COMPENSATION OF DIRECTORS

     Directors of the Company receive $1,000 per year for serving on the Board of Directors of the Company, plus $250 for each meeting attended. Directors of the Company's subsidiaries, Clyde, Geneva Rock, Utah Service, Beehive Insurance and J&J Building Supply, receive director's fees of $1,500, $1,500, $750, $500 and $750, per year, respectively.

REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors does not have a compensation committee. The compensation paid to Paul B. Clyde was determined by the Board of Directors of Clyde. The terms of the Employment Agreement between the Company and Richard C. Clyde, and the compensation paid to Wilford W. Clyde for the year ended December 31, 1998 were determined by the Task Force. See "Compensation Committee Interlocks and Insider Participation" below. A number of factors were considered in establishing compensation for executive officers, including whether such executive officers receive compensation from any subsidiary of the Company. Prior to the consummation of the Merger in June 1998, the compensation paid to Richard C. Clyde, Wilford W. Clyde and Paul B. Clyde was determined by the Board of Directors of the companies that employed them. That is, by Clyde for Richard
C. Clyde and Paul B. Clyde, and by Geneva Rock for Wilford C. Clyde. In the future, it is anticipated that the compensation to be paid to executive officers of the Company and its subsidiaries will be determined by the Board of Directors of the Company as a whole, or by a compensation committee to be appointed by the Board for the purpose.

     The foregoing report is submitted by Richard C. Clyde.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Board of Directors does not have a compensation committee. The compensation paid to Paul B. Clyde was determined by the Board of Directors of Clyde. The compensation paid to Richard C. Clyde and Wilford W. Clyde was determined by the Task Force, an informal working group which was responsible for negotiating the terms and provisions of the Merger. See "Consummation of Merger; Change of Control." The Task Force included the following directors and executive officers of the Company (or their spouse):
Richard C. Clyde, Wilford W. Clyde, Paul B. Clyde and Carol C. Salisbury's husband, David E. Salisbury. The Task Force also included the following persons who are officers or directors of subsidiaries of the Company: Hal M. Clyde, a director of Utah Service and Beehive Insurance; David O. Cook, the President and a director of Utah Service; Steven L. Clyde, a director of Clyde; A. Ray Gammell, Vice President and a director of Utah Service and a director of Geneva Rock; Norman D. Clyde, a director of Clyde, Geneva Rock, Utah Service and Beehive Insurance; and William R. Clyde, formerly Vice President of the Company.

DEFINED BENEFIT RETIREMENT PLAN

     Each of Clyde, Geneva Rock, Utah Service, Beehive Insurance and J & J has a defined benefit pension plan collectively referred to as (the "Plans"), qualified under Section 401 of the Internal Revenue Code (the "Code"). The annual pension benefit under the Plans is determined by the number of years of employment multiplied by a percentage of the participant's average monthly compensation for the five highest consecutive years of participation. Each of the executive officers listed under the heading "Summary Compensation Table" above, except Carol C. Salisbury, is a participant in one of the Plans. The annual benefits payable at retirement under the Plans are calculated as 1.800% of the participant's average monthly compensation multiplied by the participant's total years of employment with the applicable company.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Plans to individuals in the specified average annual compensation and years of service classifications:

                                 PENSION TABLE

                                                YEARS OF SERVICE
        AVERAGE          --------------------------------------------------------------
     COMPENSATION          10         15         20         25         30         35
     ------------        -------    -------    -------    -------    -------    -------
$60,000................  $10,800    $16,200    $21,600    $27,000    $32,400    $37,800
70,000.................   12,600     18,900     25,200     31,500     37,800     44,100
80,000.................   14,400     21,600     28,800     36,000     43,200     50,400
90,000.................   16,200     24,300     32,400     40,500     48,600     56,700
100,000................   18,000     27,000     36,000     45,000     54,000     63,000
110,000................   19,800     29,700     39,600     49,500     59,400     69,300
120,000................   21,600     32,400     43,200     54,000     64,800     75,600
130,000................   23,400     35,100     46,800     58,500     70,200     81,900
140,000................   25,200     37,800     50,400     63,000     75,600     88,200

     The salary amounts listed under the heading "Summary Compensation Table" above qualify under the Plans. The present credited years of service for the officers listed under the heading Summary Compensation Table are as follows:
Richard C. Clyde, 34 years; Wilford W. Clyde, 22 years; and Paul B. Clyde, 29 years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSUMMATION OF MERGER; CHANGE OF CONTROL

     A change of control of the Company occurred on June 30, 1998, the effective date of the merger (the "Merger") of Clyde, Geneva Rock, Utah Service and Beehive Insurance with and into wholly owned subsidiaries of the Company. As a result of the Merger, Clyde, Geneva Rock, Utah Service and Beehive Insurance became wholly-owned subsidiaries of the Company, and the issued and outstanding shares of common stock of Clyde, Geneva Rock, Utah Service and Beehive Insurance were converted into Common Shares of the Company.

     In connection with the Merger, H. Michael Clyde and Tawna Clyde Smith were elected as directors of the Company. Also, Richard C. Clyde was elected as President and Chief Executive Officer of the Company, Wilford W. Clyde was elected as Vice President and Chief Operating Officer of the Company, Carol C. Salisbury was elected as Secretary, and Don C. McGee was elected as Assistant Secretary and Treasurer of the Company.

     The Merger was described in detail in the Company's Proxy
Statement/Prospectus dated May 13, 1998, which was furnished to all shareholders of the Company, Clyde, Geneva Rock, Utah Service and Beehive Insurance for use in connection with the June 19, 1998 Special Meetings of Shareholders at which the shareholders of each such company voted to approve the Merger.

APPRAISAL PROCEEDING

     In connection with the Merger of Clyde, Geneva Rock, Utah Service and Beehive Insurance (the "Operating Companies") with and into wholly owned subsidiaries of the Company, 18 shareholders of the Operating Companies (the "Dissenting Shareholders"), who collectively owned the equivalent of 419,188 Common Shares of the Company, gave notice that they intended to exercise their statutory dissenters' rights and seek payment of the fair value of their shares. Following the consummation of the Merger on June 30, 1998, the Operating Companies paid those Dissenting Shareholders that properly exercised their dissenters' rights an aggregate amount of $4,453,000 for the shares they owned in the Operating Companies, which is the amount the Operating Companies determined to be the fair value of the shares held by the Dissenting

Shareholders immediately before the effective date of the Merger. All of the Dissenting Shareholders, except the Estate of Scott Clyde, were paid $394.13, $2,779.36, $504.45 and $50.30 for each share of common stock they held in Clyde, Geneva Rock, Utah Service and Beehive Insurance, respectively. No payment was made to the Estate of Scott Clyde with respect to the shares of Clyde it held, because it did not properly exercise its dissenter's rights with respect to Clyde.

     After receiving payment for the shares they owned in the Operating Companies, 16 of the Dissenting Shareholders, who collectively owned the equivalent of 243,223 Common Shares of the Company, notified the Operating Companies that, in their opinion, immediately before the effective date of the Merger the fair value of Clyde, Geneva Rock, Utah Service and Beehive Insurance was $657, $5,509, $975 and $116 per share, respectively, and they demanded payment of the difference between such amounts and the amounts paid to them by the Operating Companies, plus interest. The aggregate additional amount demanded by the Dissenting Shareholders, exclusive of interest, is approximately $2,361,666.

     The Operating Companies believe the amounts that were paid to the Dissenting Shareholders represented the fair value of the shares held by the Dissenting Shareholders immediately before the effective date of the Merger. Accordingly, pursuant to Utah Code Annotated, as amended, sec.16-10A-1330, on November 3, 1998, the Operating Companies filed a Petition with the Third Judicial District Court of Salt Lake County (Case No. 980911145) to request the Court to determine the fair value of the shares of the Operating Companies held by the 16 Dissenting Shareholders who have demanded the payment of additional amounts for their shares. In addition, the Operating Companies requested a ruling to the effect that the Estate of Scott Clyde did not properly exercise its dissenter's rights with respect to Clyde and, therefore, is not entitled to payment for the shares of Clyde which it held. The Petition named the following Dissenting Shareholders as respondents: Terry Carlson; Scott Carlson; Claudia Snyder; Kenneth Snyder; Kurt Gramoll; Junko Gramoll; James Gramoll; Damon Clyde; Christina Schroeder; Brian Clyde; Ronald Clyde; Stephen W. Clyde; Robert Clyde; Marcia Clyde, as personal representative of the Estate of Daniel Clyde, deceased; Janice Clyde, personally; and Janice Clyde, as personal representative of the Estate of Scott Clyde, deceased.

     The Dissenting Shareholders filed a Motion for Partial Summary Judgment, and on March 11, 1999 the Court granted the motion and ruled, among other things, that in determining the fair value of the shares held by the Dissenting Shareholders, the Operating Companies may not apply a discount for minority interest. As of the date of this Proxy Statement, the Operating Companies had not determined whether they will appeal this ruling. While the Company believes that the amounts paid to the Dissenting Shareholders represented the fair value of the shares they held in the Operating Companies immediately before the effective date of the Merger, there can be no assurance that the Court will not determine that the fair value of the Operating Companies was higher, and require that additional amounts be paid to the Dissenting Shareholders.

VOTING AGREEMENT

     In connection with the Merger, the then shareholders of the Company (the "Original CCI Shareholders") entered into a Voting Agreement dated as of November 14, 1997 (the "Voting Agreement") for the purpose of controlling the voting of the 2,303,920 Common Shares owned by the Original CCI Shareholders, representing approximately 33.20% of the Common Shares (the "Voting Agreement Shares"). Pursuant to the Voting Agreement, William R. Clyde, Ila C. Cook, Louise C. Gammell, Carol C. Salisbury, Richard C. Clyde and Paul B. Clyde (the "Voting Committee Members") have been appointed to act as a committee (the "Voting Committee") to determine how the Voting Agreement Shares will be voted on each matter to be voted upon by the shareholders of the Company. Each Voting Committee Member represents the other members of his or her family who are Original CCI Shareholders.

     Pursuant to the Voting Agreement, each Original CCI Shareholder has granted to the Voting Committee an irrevocable proxy, for a period of 10 years from November 13, 1997 (or until such time as the Voting Agreement is terminated), authorizing the Voting Committee to vote such shareholder's Voting Agreement Shares in accordance with the Voting Agreement. However, under the Voting Agreement, the Original CCI Shareholders retain their right to vote any Common Shares which they own, other than the Voting Agreement Shares, as they wish. The Voting Agreement will remain in effect for 10 years, unless earlier terminated because (i) the Voting Committee Members unanimously agree in writing to terminate the Voting Agreement, (ii) the Company is in bankruptcy or receivership or is dissolved, (iii) the Company ceases it business, (iv) the Company enters into an underwriting agreement with respect to a public offering of its Common Shares in excess of $30,000,000, (v) the Company sells all or substantially all of its assets or is the non-surviving corporation in a merger, or (vi) there is only one shareholder bound by the terms of the Voting Agreement.

     The Voting Agreement provides that an Original CCI Shareholder may not sell, transfer or otherwise dispose of any Voting Agreement Shares, except to
(i) a spouse of such Original CCI Shareholder, (ii) a child of such Original CCI Shareholder or such spouse, (iii) a trustee in trust for the benefit of such Original CCI Shareholder, such spouse or such child, (iv) the Company in the event such Original CCI Shareholder owns no Common Shares other than such Voting Agreement Shares and (v) a third party upon obtaining the prior written consent of the Committee Members. All transferees of the Voting Agreement Shares will be required to enter into the Voting Agreement and to receive and hold the Voting Agreement Shares subject to the terms and provisions of the Voting Agreement.

BYLAWS OF THE COMPANY

     Section 3.2(c) of the Company's Bylaws restricts the configuration of the Company's Board of Directors until November 12, 2002. Until that date, six of the Company's directors must be direct descendants (or the spouse of a direct descendant) of W.W. Clyde and two of the directors must be direct descendants (or the spouse of a direct descendant) of Edward Clyde. The Company's Bylaws require that there be between eight and eleven directors on the Board of Directors. There are currently eight directors on the Board, and this number may be increased to include as many as eleven directors. The effect of the foregoing restriction on Board membership is that until November 12, 2002, the W.W. Clyde family will have effective control of the Board. Such control will give the W.W. Clyde family the ability to determine all matters that come before the Board, such as the amount which will be made available by the Company to fund the redemption of Common Shares pursuant to the Stock Redemption Plan described below, and the amount of dividends to be paid on the Common Shares.

STOCK REDEMPTION PLAN

     In connection with the Merger, the Board of Directors of the Company adopted a Stock Redemption Plan, pursuant to which it is anticipated that the Company will make funds available for the redemption of a limited number of Common Shares each year beginning in 1999, on a date to be established each year by the Board of Directors (the "Redemption Date"). Each year commencing in 1999, as soon as practicable following the issuance by the Company's independent auditors of their report regarding the consolidated financial statements of the Company and its subsidiaries for the prior year, the Board of Directors will (i) cause an appraisal (or an update of a prior appraisal) of the Company to be completed by an independent individual or firm selected by the Board of Directors which will set forth a determination of the total fair market value of the Company as of the last day of the prior year (the "Appraisal Value"), and
(ii) determine the amount which shall be made available, if any, by the Company on the Redemption Date to fund the redemption of Common Shares (the "Redemption Fund"). The price to be paid to shareholders for each Common Share (the "Redemption Price") will be an amount equal to the Appraisal Value divided by the number of Common Shares outstanding on the last day of the prior year, discounted by 25%. The Redemption Fund (a) for the years 1999 through 2003 will be an amount which is greater than or equal to 7% and less than or equal to 15% of the net earnings of the Company (after taxes) for the prior year, and (b) for the years 2004 and thereafter will be an amount which is greater than or equal to 5% and less than or equal to 10% of the net earnings of the Company (after taxes) for the prior year. All Common Shares will be eligible for redemption subject to and in accordance with the terms of the Stock Redemption Plan. In the event that the number of shares offered for redemption by shareholders is greater than the number of shares that can be redeemed from the Redemption Fund, such shares will be redeemed on a pro rata basis. Unused portions of the Redemption Fund will not be carried forward to increase the Redemption Fund in future years. The Stock Redemption Plan is administered and interpreted by the Board of Directors of the Company in its sole and absolute discretion, and the Stock Redemption Plan may be amended or terminated, and/or the redemption for any particular year may be canceled, upon a vote of more than 75% of the directors of the Company. The amount of the 1999 Redemption Fund had not been determined as of the date of this Proxy Statement.

EMPLOYMENT AGREEMENT

     In connection with the Merger, the Company entered into an Employment Agreement with Richard C. Clyde pursuant to which Richard C. Clyde is employed as President and Chief Executive Officer of the Company for three years from and after June 1998. The Employment Agreement provides for a minimum annual base salary of $110,000 and a discretionary annual incentive bonus in such amount as the Board of Directors of the Company may determine. The Employment Agreement also provides that if Richard C. Clyde is terminated by the Company prior to the end of the term of employment, other than for cause, death or disability, the Company will pay him an amount equal to his annual salary multiplied by the number of years remaining under the term of the Employment Agreement.

FAMILY RELATIONSHIPS; INTERRELATED MANAGEMENT

     Carol C. Salisbury formerly was the President of the Company and presently is a director and the Secretary of the Company. Mrs. Salisbury is: the wife of David E. Salisbury, who served as a member of the Task Force and is a director of Clyde; a sister of William R. Clyde, Ila C. Cook and Louise C. Gammell; and an aunt of Richard C. Clyde, Paul B. Clyde, Wilford W. Clyde, Steven L. Clyde, David O. Cook, A. Ray Gammell and B. Clyde Gammell.

     Ila C. Cook, a director of the Company is: the wife of Vernon O. Cook, who formerly was the Chairman of the Board of Utah Service, and is the mother of David O. Cook, who served as a member of the Task Force and is the President, Chief Executive Officer and a director of Utah Service; the sister of William R. Clyde, Louise C. Gammell and Carol C. Salisbury; and an aunt of Richard C. Clyde, Paul B. Clyde, Wilford W. Clyde, Steven L. Clyde, A. Ray Gammell and B. Clyde Gammell.

     William R. Clyde is a director of the Company, Clyde, Geneva Rock and Utah Service. William R. Clyde is: the father of Steven L. Clyde, who served as a member of the Task Force and is the Project Superintendent and a Director of Clyde; the brother of Ila C. Cook, Louise C. Gammell and Carol C. Salisbury; and an uncle of Richard C. Clyde, Paul B. Clyde, Wilford W. Clyde, David O. Cook, A. Ray Gammell and B. Clyde Gammell.

     Louise C. Gammell, a director of the Company, formerly was Secretary and Treasurer of the Company and a director of Utah Service. Mrs. Gammell is: the mother of A. Ray Gammell, who served as a member of the Task Force, and currently is the Vice President and a director of Utah Service and a director of Geneva Rock; the mother of B. Clyde Gammell, who is currently the Vice President and a Director of Beehive Insurance; the sister of William R. Clyde, Ila C. Cook and Carol C. Salisbury; and an aunt of Richard C. Clyde, Paul B. Clyde, Wilford
W. Clyde, Steven L. Clyde and David O. Cook.

     Paul B. Clyde, a director of the Company, served as a member of the Task Force. He currently is: President and a director of Clyde, and a director of Geneva Rock and Utah Service; the brother of Wilford W. Clyde, the Vice President and Chief Operating Officer of the Company, the President and a director of Geneva Rock, a director of Clyde and Beehive Insurance, and served as a member of the Task Force; and a nephew of William R. Clyde, Ila C. Cook, Louise C. Gammell and Carol C. Salisbury.

     Richard C. Clyde, a director, President and Chief Executive Officer of the Company, served as a member of the Task Force. Mr. Clyde formerly was the President and General Manager of Clyde. He is: a director of Clyde, Geneva Rock and Beehive Insurance; the father of Jeffrey R. Clyde, who is currently the Contracts Manager and a director of Clyde; and a nephew of William R. Clyde, Ila
C. Cook, Louise C. Gammell and Carol C. Salisbury.

     Wilford W. Clyde, Vice President and the Chief Operating Officer of the Company, served as a member of the Task Force. He is the President of Geneva Rock, a director of Clyde, Geneva Rock and Beehive Insurance, is the brother of Paul B. Clyde, who was a member of the Task Force and currently is a director and the President of Clyde, and a director of Clyde, CCI, Geneva Rock and Utah Service; and a nephew of William R. Clyde, Ila C. Cook, Louise C. Gammell and Carol C. Salisbury.

     H. Michael Clyde, a director of the Company, is the son of Hal M. Clyde, who served as a member of the Task Force, and currently is: a director of Utah Service and Beehive Insurance; and a nephew of Norman D. Clyde, who served as a member of the Task Force and a director of Utah Service, Clyde, Geneva Rock, and Beehive Insurance.

     Tawna Clyde Smith, a director of the Company, is the daughter of Norman D. Clyde, who served as a member of the Task Force and currently is a director of Utah Service, Clyde, Geneva Rock, and Beehive Insurance; and a niece of Hal M. Clyde, who served as a member of the Task Force and currently is a Director of Utah Service and Beehive Insurance.

                           RATIFICATION OF SELECTION
                            OF INDEPENDENT AUDITORS

     The Board of Directors recommends that the Shareholders ratify the selection of Grant Thornton LLP, certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for 1999. Grant Thornton LLP are currently independent auditors for the Company.

     The Board of Directors recommends a vote FOR this proposal.

                                 ANNUAL REPORT

     A copy of the Company's SEC Annual Report on Form 10-K for the year ended December 31, 1998 is being furnished to Shareholders concurrently herewith. Exhibits to the Annual Report on Form 10-K will be furnished to Shareholders upon payment of photocopying charges.

                           PROPOSALS BY SHAREHOLDERS

     Proposals that Shareholders wish to include in the Company's Proxy Statement and form of proxy for presentation at the Company's 2000 Annual Meeting of Shareholders must be received by the Company at 252 West Center Street, Orem, Utah 84057, Attention Corporate Secretary, no later than December 8, 1999.

                                          By Order of the Board of Directors

                                          RICHARD C. CLYDE
                                            President

April 5, 1999

PROXY                        CLYDE COMPANIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard C. Clyde and Wilford W. Clyde, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on March 29, 1999 at the Annual Meeting of Shareholders to be held at the Provo Marriott Hotel, 101 West 100 North, Provo, Utah on May 3, 1999 at 10:00 a.m. (local time), or any adjournment thereof.

1: Proposal to elect eight Common Directors.

[ ]FOR all nominees listed below                              [ ] WITHHOLD AUTHORITY to vote
  (except as indicated to the contrary below)                   for all nominees listed below

NOMINEES: Richard C. Clyde, Carol C. Salisbury, Ila C. Cook, William R. Clyde, Louise C. Gammell, Paul B. Clyde, H. Michael Clyde, Tawna Clyde Smith

INSTRUCTION: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

--------------------------------------------------------------------------------

2: Proposal to ratify the selection of Grant Thornton LLP as the independent auditors for the Company for the fiscal year ending December 31, 1999.
                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

--------------------------------------------------------------------------------

     INSTRUCTION: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

     FOR                     AGAINST ABSTAIN 2. Proposal to ratify the selection
of Grant Thornton LLP as the independent auditors for the Company for the fiscal year ending December 31, 1999.

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     Please sign and date this Proxy where shown below and return it promptly. No postage is required if this proxy is returned in the enclosed envelope and mailed in the United States.

     Signed:                Signed:                Date:             , 1999

     Note:(Please sign above exactly as the shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign and date this Proxy where shown below and return it promptly. No postage is required if this proxy is returned in the enclosed envelope and mailed in the United States.

                                                       DATED

                                                       -------------------------

                                                       -------------------------
                                                       Signature(s)

                                                       NOTE: Please sign above
                                                       exactly as the shares are
                                                       registered. When shares
                                                       are held by joint
                                                       tenants, both should
                                                       sign. When signing as
                                                       attorney, as executor,
                                                       administrator, trustee or
                                                       guardian, please give
                                                       full title as such. If a
                                                       corporation, please sign
                                                       in full corporate name by
                                                       president or other
                                                       authorized officer. If a
                                                       partnership, please sign
                                                       in partnership name by
                                                       authorized person.)